EXHIBIT 23.4 (d)

EXHIBIT C

STOCK PLEDGE AGREEMENT

        THIS STOCK PLEDGE AGREEMENT (this “Agreement”) dated as of August 5, 2002, made by Lorrie T. Olivier, an individual residing at Transmeridian Exploration, Inc., 397 North Sam Houston, Houston Texas 77060 (the “Pledgor”), in favor of the Investors signatory hereto (“Pledgee”).

WITNESSETH

         WHEREAS, pursuant to a Convertible Debenture and Warrant Purchase Agreement of even date herewith (the “Securities Purchase Agreement”) by and among Transmeridian Exploration, Inc. (the “Company”) and Pledgee, the Company executed (i) a Secured Promissory Note dated as of the date hereof in favor of Pledgee in the principal amount of TWO HUNDRED THOUSAND DOLLARS ($200,000) (the “Note”)

        WHEREAS, Pledgor is the President, Chief Executive Officer and Chairman of the Company and is the owner of certain shares of common stock of the Company (the “Pledged Stock”) described on Exhibit A attached hereto;

        WHEREAS, Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, as escrow agent (the “Escrow Agent”), has agreed to hold the shares of Pledged Stock in escrow;

        NOW THEREFORE, in consideration of the mutual promises made herein and of the mutual benefits to be derived herefrom the parties hereto agree as follows:

l.    Definitions. Unless the context otherwise requires, all terms used but not expressly defined herein shall have the meanings, if any, given to them in the New York Uniform Commercial Code (the “Code”).

2.    Pledge of the Pledged Stock. As security for the performance by the Company of the Liabilities (as defined below), Pledgor hereby pledges to the Pledgee, and grants a continuing first priority lien and security interest to the Pledgee in, all of the shares of Pledged Stock. On the date hereof, Pledgor will deliver to the Escrow Agent, pursuant to the Escrow Agreement attached hereto as Exhibit B, original stock certificates for all of the share’s of Pledged Stock, each accompanied by a stock power duly endorsed in blank by Pledgor and an opinion of the Company’s counsel that in the event of a default the Pledgee would be entitled to sell the Pledged Stock under Rule 144(d) (3) (iv). As used herein, the term “Liabilities” shall mean all liabilities, obligations and indebtedness of any and every- kind and nature heretofore, now or hereafter owing, arising, due or payable arising from the Note or the Securities Purchase Agreement. In the event that the Company’s common stock suffers a decline in value to render the Pledged Stock to be worth less than $1,000,000, the Pledgor agrees to deposit additional shares of common stock so as to cause the Pledged Stock to have a market value of $1,000,000. Pledgor represents that he owns the Pledged Stock free and clear of any liens or encumbrances and that he has beneficially owned such shares for at least two years.

3.    Rights of Pledgor. During the term of this Agreement, and so long as no Event of Default (as defined in Section 6(a) hereof) hereunder has occurred and is continuing, or if an Event of Default has occurred and has been waived by the Pledgee, Pledgor shall have the right to vote the Pledged Stock in all corporate matters.

4.    Adjustments of Capital Stock: Application of Dividends. In the event that during the term of this Agreement any stock dividend, reclassification. readjustment or other change is declared or made in the capital structure of the Company or if any other or additional shares of stock of the Company is issued, or if stock or liquidating dividends or other distributions of cash or other assets or properties are made, in respect of, upon, in redemption of, in exchange for, or in payment of principal of the Pledged Stock (whether resulting from a subdivision, combination or reclassification of the outstanding capital stock of any issuer thereof, any merger, consolidation, acquisition or other exchange of assets or securities to which any such issuer may be a party, any conversion call or redemption, or otherwise), all new, substituted and additional shares or other securities issued by reason of any such change or acquisition shall immediately be delivered by Pledgor to the Escrow Agent and shall be deemed to be part of the “Pledged Stock” under the terms of this Agreement in the same manner as the shares of stock originally pledged hereunder. If an Event of Default has occurred, all cash dividends or other property received by or payable to Pledgor by reason of Pledgor’s ownership of the Pledged Stock, shall immediately be delivered by Pledgor to the Escrow Agent, to be held by the Escrow Agent as additional collateral hereunder.

5.    Return of Pledged Stock. Upon the release, discharge or termination of all of the Liabilities, the Pledgee shall send written instructions to the Escrow Agent (with a copy to Pledgor) instructing the Escrow Agent to return to Pledgor all of the Pledged Stock along with the stock powers.

6.    Events of Default. If (x) an Event of Default (as defined in the Note) occurs under the Note or (y) the Note is not paid when due (either (x) or (y) an “Event of Default”), the Pledgee, in its discretion, may send written instructions to the Escrow Agent (with a copy to the Pledgor) notifying the Escrow Agent of the occurrence of an Event of Default under this Agreement and instructing the Escrow Agent to deliver the Pledged Stock to Pledgee. The Pledged Stock which may be delivered to Pledgee upon an Event of Default will be held by Pledgee as collateral security for the obligations under the Notes and Pledgee shall have the rights and obligations with respect thereto of a secured party under the Code.

        In the event that the Company’s Registration Statement including the securities purchased pursuant to the Securities Purchase Agreement is not declared effective by the U.S. Securities and Exchange Commission by 2,325,528 (120 days from the date hereof), the Pledgee may convert all or a portion of the Note issued pursuant to the Securities Purchase Agreement and the Pledgee shall have the right to receive such amount of shares out of the Pledged Stock.

7.    Waivers and Amendment. The rights and remedies given hereby are in addition to all others however arising, but it is not intended that any right or remedy be exercised in any jurisdiction in which such exercise would be prohibited by law. No action, failure to act or knowledge of the Pledgee shall be deemed to constitute a waiver of any power, right or remedy hereunder, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other power, right or remedy. Any waiver or consent respecting any covenant, representation, warranty or other term or provision of this Agreement shall be effective only in the specified instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Pledgee at any time or times to require performance of, or to exercise its rights with respect to any representation, warranty, covenant or other term or provision of this Agreement in no manner shall affect its right at a later time to enforce any such provision. This Agreement shall not be amended nor shall any right hereunder be deemed waived except by a written agreement expressly setting forth the amendment or waiver and sued by the party against whom or which such amendment or waiver is sought to be charged.

8.    Governing Law is Agreement and the rights and obligations of Pledgor and the Pledgee hereunder shall be governed by and construed in accordance with the laws of the State of New York.

9.    Notices. Any notice, request, demand or other communication in connection with this Agreement must be in writing, addressed to the addresses set forth in the Share Purchase Agreement and shall be deemed to have been given and received five (5) days after a certified or registered letter containing such notice, properly addressed with postage prepaid is deposited in the United Stales mail or one day after deposited with a commercial overnight carrier; and if given otherwise than by registered or by certified mail, it shall not be deemed to have been given until actually delivered to and received by the party to whom i2 is addressed.

10.    Further Assurances. The Pledgor agrees to do such further acts and things and to execute and deliver such additional documentation as the Pledgee from time to time may reasonably request in connection with the administration or enforcement of this Agreement, whether related to the Pledged Stock or any part thereof to evidence, confirm, perfect or protect any security interest granted or required to have been granted hereunder or in order to better assure and confirm unto the Pledgee its rights, powers and remedies hereunder.

11.    Sale of Pledged Stock. The Pledgor covenants and agrees that, from the date hereof and until payment in full of all Liabilities, the Pledgor shall not (i) sell, transfer, exchange or otherwise dispose of all or any portion of the Pledged Stock without first obtaining the prior written consent of the Pledgee to such transfer and substitution or (ii) shall not suffer or permit any lien or encumbrance to be created upon or with respect to any of the Pledged Stock, except those which may be imposed by law.

12.    Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all other representations, agreements and understandings, oral or otherwise, between the parties with respect to the matters contained herein

13.    Severability. In the event that any provision of this Agreement shall be determined to be superseded, invalid or otherwise unenforceable pursuant to applicable law, such determination shall not affect the validity of the balance of this t-1grecment, and the remaining provisions of this Agreement shall be enforced as if the invalid provision were deleted.

14.    Termination; Miscellaneous Provisions. This Agreement shall continue in full force and affect until all of the Liabilities shall have been paid and satisfied. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Section headings used herein are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

15.    Counterparts. This Agreement may be executed in one or more counterparts, which taken together shall be deemed an original document.

(Signatures on following page)

IN WITNESS WHEREOF, the Pledgor and the Pledge have caused this Agreement to be executed as of the day and year first above written.

PLEDGOR

By: /s/ Lorrie T. Olivier Lorrie T. Olivier President, CEO and Chairman

PLEDGEE INVESTORS The Private Capital Group By: /s/ Craig Hurley Craig Hurley

96

EXHIBIT A

2,500,000 shares of common stock, $.0006 par value per share of Transmeridian Exploration Inc. 97

EXHIBIT B

ESCROW AGREEMENT

        This ESCROW AGREEMENT (the “Escrow Agreement”), dated as of July _____, 2002, among THE INVESTORS SIGNATORY HERETO, (the “Lender”), Lorrie T. Olivier (the “Pledge”). TRANSMERIDIAN EXPLROATION, INC., a Delaware corporation (the “Company”), and GERSTEN, SAVAGE, KAPLOWITZ, WOLF & MARCUS, LLP, a New York limited liability partnership (the “Escrow Agent”). The Lender, the Company and the Escrow Agent are referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall be given the meaning ascribed thereto in the Securities Purchase Agreement (as defined below).

        NOW, THEREFORE, the Parties hereto, intending to be legally bound hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants herein, hereby agree as follows:

1.    Creation of the Escrow Account.

        There is hereby created and established with the Escrow Agent an escrow account (the “Escrow Account”), to be held in the custody of the Escrow Agent in accordance with this Escrow Agreement.

2.    Escrow Shares.

(a) As collateral security for the satisfaction of the liabilities of the Company under the Convertible Debenture in the principal amount of TWO HUNDRED THOUSAND DOLLARS ($200,000) issued by the Company to the Lender dated of even date herewith (the “Company’s Promissory Note”):

(i) On the date hereof, the Pledger is depositing 2,325,528 shares of the common stock (the “Escrow Shares”), of the Purchaser, which are being held to secure certain obligations of the Company purchased by the Securities Purchase Agreement by and among the Buyer and the Seller dated of even date herewith (the “Securities Purchase Agreement”) together with stock powers executed in blank, with the Escrow Agent. The Escrow Agent hereby acknowledges the receipt of the Escrow Shares.

    (b)        The Escrow Shares shall not be subject to lien or attachment by any creditor of any party hereto, and shall be used solely for the purpose set forth in this Escrow Agreement.

3.    Escrow Period and Termination of Escrow.

        This Escrow Agreement shall continue in effect until the earlier of (i) the satisfaction by the Company of its obligations under the Convertible Debenture, or (ii) upon the written notification by the Lender requesting delivery of the Escrow Shares upon the occurrence of an “Event of Default” under the Convertible Debenture Promissory (the “Escrow Period”).

4.    Escrow Property.

        During the Escrow Period, the Escrow Agent shall receive all of the money, securities, rights or property distributed in respect of the Escrow Shares then held in escrow, including any such property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution, or total or partial liquidation of the Company, such property to be held and distributed as herein provided and hereinafter referred to collectively as the “Escrow Property.”

5.     Duties of the Escrow Agent.

(a) The Escrow Agent shall be liable as a depository only. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Escrow Agreement. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no further duties or responsibilities shall be implied. The Escrow Agent shall have no duty to solicit any payments that may be due to it hereunder. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith unless a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct caused a loss to the Lender, the Company or the Pledgor. In the administration of this Escrow Agreement and the Escrow Account hereunder, the Escrow Agent may execute any of its powers and perform its duties hereunder directly or through agents or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any mistake of fact or error in judgment, or for any act or failure to act of any kind taken in good faith and believed by it to be authorized or within the rights or powers conferred by this Escrow Agreement, unless such act or failure to act has been determined by a court of competent jurisdiction to constitute willful misconduct or gross negligence that caused a loss to the Lender, the Company or the Pledgor, as the case may be.

(b) The Lender on the one hand, the Borrower and the Pledgor, on the other hand, jointly and severally, agree to indemnify and hold the Escrow Agent and its partners, agents and employees (collectively, the “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, fines, penalties, and expenses, including reasonable out-of-pocket, incidental expenses, legal fees and expenses, the reasonable allocated costs and expenses of in-house counsel and legal staff and the reasonable costs and expenses of defending or preparing to defend against any claim (“Losses”) that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them for following any instruction or other direction upon which the Escrow Agent is authorized to rely pursuant to the terms of this Escrow Agreement. The provisions of this Article 5(b) shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent for any reason. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of such loss or damage and regardless of the form of action.

6.    Rights of the Pledgor as Stockholder.

        The Pledgor shall have the sole power to vote the Escrow Shares and any securities deposited in escrow under this Escrow Agreement while they are being held pursuant hereto.

7.    Notices.

        Unless expressly specified otherwise herein, all notices or other communications required or permitted to be given under this Escrow Agreement shall be in writing and shall be considered sufficiently given in all respects (a) when personally delivered, (b) when sent by telecopier, answer back received, (c) the day after being sent by reputable overnight courier service or (d) five (5) days after being deposited in the United States certified mail, postage prepaid, return receipt requested.

(c) General Terms.

(a) This Escrow Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to its provisions concerning conflict of laws.

(b) This Escrow Agreement shall be binding upon the parties hereto and their respective successors and assigns.

(c) This Escrow Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Escrow Agreement to produce or account for more than one such counterpart.

(Signatures on the following page) 100

        IN WITNESS WHEREOF, this Escrow Agreement has been executed by the undersigned as of the day and year first written above.

INVESTORS

The Private Capital Group

By /s/ Craig Hurley
Craig Hurley

TRANSMERIDIAN EXPLORATION, INC.

By: Lorrie T. Olivier
/s/ Lorrie T. Olivier
President, CEO and Chairman

Escrow Agent:

GERSTEN, SAVAGE, KAPLOWITZ, WOLF & MARCUS, LLP

/s/ GERSTEN, SAVAGE, KAPLOWITZ, WOLF & MARCUS, LLP